Exhibit 1

To the Holders of:
CorTS Trust for SunAmerica Debentures
6.70% Corporate-Backed Trust Securities (CorTS) Class A Certificates
*CUSIP:        22082A201               Class:    A
*CUSIP:        22082AAA0               Class:    B

U.S. Bank Trust National Association, as Trustee for the CorTS Trust for SunAmerica Debentures, hereby gives notice with respect to the Distribution Date of July 31, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $25 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:


                Class                Principal              Interest                Total Distribution
                A                    $  0.000000            $   0.837500            $  0.837500
                B                    $  0.000000            $   2.841550            $  2.841550


2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $95,682,000 aggregate principal amount of SunAmerica Inc. (currently known as American International Group Inc. pursuant to a merger on January 1,
      1999) 5.60% Debentures due July 31, 2097 (the "Term Assets") are held for the above trust.

5. At the close of business on the Distribution Date, 2,874,285 Class A Certificates representing $71,857,125 aggregate Certificate Principal Balance and $95,682,000 aggregate Notional Amount of Class B Certificates were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.


U.S.  Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.


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